Exhibit 10.33

FUNDED RESEARCH AGREEMENT

This Agreement is effective as of October 30, 2002 by and between OXiGENE, Inc. a Delaware corporation with a principal place of business at 321 Arsenal Street, Watertown, Massachusetts 02472 (the “Company”), and The Foundation Fighting Blindness, with a principal place of business at 11435 Cronhill Drive, Owings Mills, Maryland 21117 (“FFB”).

WHEREAS, the Company is the owner or licensee of certain proprietary technology, information and materials relating to Combretastatin A4 Prodrug (the “Study Drug”);

WHEREAS, the Company intends to supply the Study Drug to Dr. Peter Campochiaro (the “Investigator”) at Johns Hopkins University School of Medicine (the “Institution”) under the terms of a Clinical Trial Agreement (the “CTA”);

WHEREAS, the Investigator intends to file a physician-sponsored investigational new drug application (“IND”) with the Food and Drug Administration (“FDA”) to conduct a Phase I/II clinical trial (“Phase I/II Trial”) on the use of the Study Drug to treat wet age-related macular degeneration (“AMD”) according to the clinical protocol attached hereto as Attachment A (the “Research”);

WHEREAS, FFB is a non-profit organization dedicated to supporting research on the causes, treatment, prevention and cure for AMD;

WHEREAS, FFB is interested in supporting the Research;

WHEREAS, the Company is interested in having FFB support the Research;

NOW THEREFORE, in consideration of the premises and the mutual promises and covenants expressed herein, the parties agree as follows.

1.    The Research.    The Company and FFB shall collaborate on a funded research program to support the Investigator in the performance of the Research. In supporting the Research, the parties shall take the following actions:

(a)    Subject to the terms and conditions of this Agreement, including without limitation, Sections 1(d) and 1(e), the Company shall provide sufficient quantities of the Study Drug to the Investigator to permit him to perform the Research.

(b)    Both parties shall keep each other fully informed regarding the progress and results of the Research to the extent that it receives such information from the Investigator and shall provide to each other a copy of the final report on the Research prepared by the Investigator (“Final Report”).

(c)    FFB shall fund the Research for the total amount specified in Attachment B attached hereto and incorporated by reference (the “Budget”). FFB shall pay the money to the Institution according to a schedule agreed upon by FFB and the Institution. In the event that the Investigator becomes unavailable to conduct the Research, and the

Company and FFB do not reach agreement regarding a new investigator, the Company may terminate this Agreement.

(d)    It is understood and agreed that FFB’s obligations to fund the Research is conditioned upon the Investigator and the Institution entering into the CTA. In the event that the Investigator and the Institution do not enter into such a CTA with the Company within ninety (90) days after the execution of this Agreement, this Agreement shall terminate.

(e)    Each party agrees that it will provide the other party with a copy of any Research-related agreement, such as the CTA or a grant or funding agreement, that it enters into with the Institution or Investigator.

2.    Ownership and Use of the Study Drug and Data.    FFB shall have no right title or interest in the Study Drug, any information relating to the Study Drug or any data that results from the Research, including the Final Report. Notwithstanding the foregoing, FFB shall have a right to publish in accordance with Section 5 below.

3.    Funding.    The Company shall provide the Study Drug to the Investigator for use in the Research in accordance with the Protocol. FFB shall provide the Investigator and the Institution with the funding described in and up to the amounts set forth on the Budget described in Exhibit B. FFB shall pay 100% of the total Budget.

4.    Confidentiality and Non-Use Obligations.

(a)    Confidential Information.    During the course of the Research, the Company may disclose confidential or proprietary information, including but not limited to information about the Research and any information designated as confidential in writing by the Company (“Confidential Information”). Information or materials which are orally or visually disclosed by the Company to FFB or are disclosed in writing, electronically, by CD Rom, or in any other tangible or intangible form, without a “Confidential “ designation shall constitute Confidential Information if the Company within thirty (30) days after such disclosure delivers to FFB a written document or documents via mail, facsimile or electronic mail describing such information. Notwithstanding the foregoing, the Study Drug, information about the Study Drug, the Protocol and the Final Report shall be automatically considered Confidential Information.

(b)    Confidentiality and Non-Use.    During the term of this Agreement and for a period of five (5) years from the expiration or termination of this Agreement, FFB shall maintain the Confidential Information in confidence. FFB shall use The Confidential Information solely for its performance of this Agreement, unless otherwise mutually agreed in writing. Upon request by the Company, FFB shall return all tangible materials comprising Confidential Information of the Company and return or destroy any notes, copies, summaries or extracts thereof.

(c)    Exclusions.    Confidential Information shall not include information that: (i) is shown by contemporaneous documentation of FFB to have been in its possession prior to receipt from the Company; (ii) is or becomes, through no fault of FFB, publicly known; (iii) is furnished to FFB by a third party who is under no obligation to the Company to keep such information confidential; or (iv) is independently developed by FFB without access to the Confidential Information, as demonstrated by contemporaneous documentation. FFB may disclose the Confidential Information to the extent required by law or by an order of a court of competent jurisdiction, provided that, prior to such disclosure, FFB notifies the Company as soon as reasonably practicable and gives the Company such assistance as reasonably necessary to limit such disclosure or otherwise to seek protection for such Confidential Information.

5.    Publications.    If FFB desires to make any publication or presentation regarding the Research (collectively, a “Publication”), FFB shall deliver the proposed text of the Publication to the Company for the Company’s review not less than thirty (30) days prior to submission thereof to a publisher or any third party. the Company may, within thirty (30) days of such delivery, object to the Publication because there would be a disclosure of the Company Confidential Information or because there is patentable subject matter in which the Company has an interest which needs protection. Upon written objection, FFB shall refrain from disclosing the Company’s Confidential Information. Upon written objection regarding disclosure of patentable subject matter, FFB shall, for up to ninety (90) days from initial delivery, delay disclosing such patentable subject matter in order to permit the filing of patent applications thereon. FFB shall, in any Publication, acknowledge the contributions and publications of the Company as scientifically appropriate.

6.    Publicity.    FFB acknowledges the Company’s intention to distribute periodically informational releases and announcements to the news media regarding the existence of this Agreement but not its terms. the Company shall not release such materials containing the name of FFB or any of its employees without prior written approval of an authorized representative of FFB, and said approval shall not be unreasonably withheld. Should FFB reject the news release, the Company and FFB agree to discuss the reasons for FFB’s rejection, and every effort shall be made to develop an appropriate informational news release within the bounds of accepted academic practices. the Company reserves the same right in the event that FFB desires to distribute a news release regarding the Research. Nothing herein shall be construed as prohibiting the Company or FFB from reporting on the Research to a governmental agency.

7.    Representations and Warranties.

(a) Each party represents and warrants to the other party as follows:

(i)    Such party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such party of this Agreement has been duly and validly authorized, and no additional authorization or consent is required in connection with the execution, delivery and performance by such party of this Agreement.

(ii)    This Agreement has been duly executed and delivered by such party and constitutes a valid and legally binding obligation of such party, enforceable in accordance with its terms.

(iii)    FFB has not obtained from the Investigator and/or the Institute any rights, title or interest in any intellectual property arising out of the Research, including any option to obtain any rights therein. The performance of the Research hereunder shall not result in FFB acquiring any rights, title or interest in any intellectual property arising out of the Research or any use of the Company Confidential Information, whether by operation of law or otherwise.

(b)    EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUD1NG WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT. THE COMPANY DOES NOT WARRANT THAT THE COMPANY MATERIALS OR ANY USE THEREOF WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.    Notices.    All notices or other communications that are required or permitted by this Agreement shall be given in writing delivered by mail, facsimile or reputable overnight courier, to the parties as follows:

In the case of FFB:	The Foundation Fighting Blindness 11435 Cronhill Drive Owings Mills, MD 21117

Attn: Randall Hove Chief Operating Officer Fax No: 410-363-2393

In the case of the Company:	OXiGENE, Inc. 321 Arsenal Street Watertown, MA 02472

Attn: Frederick Driscoll Chief Operating Officer Fax No.: (617) 924-9229

9.    Indemnification.    To the full extent permitted by applicable law, each party shall indemnify defend and hold harmless the other party and such other party’s directors, officers, employees, agents and representatives (collectively, the “Indemnified Parties”), from and against any and all demands, claims, losses, liabilities, damages, costs, and expenses whatsoever made by any third party (including, without limitation, reasonable fees and disbursements of counsel), sustained or incurred by an Indemnified Party in connection with any claims, suits, actions, demands or judgments arising under this Agreement if and to the extent resulting from any negligence or misconduct of the indemnifying party or any of its officers, employees, agents or representatives. The Indemnified Party shall promptly notify the indemnifying party of any claim of which it becomes aware for which the indemnifying party has obligations hereunder. The indemnifying party shall have full control over the defense or settlement of any such claims, and the Indemnified Party shall offer the indemnifying party all reasonable assistance as requested by the indemnifying party. In no event shall either party voluntarily settle a claim in a manner that would result in imposing any obligation on or impairing any rights of the other party without its prior written consent.

10.    Intellectual Property.

(a)    Except as expressly provided herein, neither party shall have any right, title or interest to or in any patents, patent applications, know-how (whether patentable or unpatentable) or other intellectual property rights of the other party.

(b)    Notwithstanding the foregoing, in the event that Research funded by FFB under this Agreement ultimately results in the approval by the FDA of a new drug application for the use of the Study Drug in the treatment of AMD or Diabetic Retinopathy, the Company shall pay to FFB an aggregate amount up to a cap of $250,000 (the “Fee”). The Fee shall be paid in installments in semi-annual payments of up to five percent (5%) of the net sales for the previous six-month period. Such payments shall be made until the earlier of (i) the payment of a total of $250,000, or (ii) the end of the commercial sale of the approved Study Drug for the AMD or Diabetic Retinopathy indication. In the event that the Study Drug is a commercial success, as determined by the Company, the Company agrees to consider making a donation of up to $250,000 to FFB in addition to the Fee. For the purpose of this section “net sales” shall mean the gross invoiced sales price in any six-month period for the form of the Study Drug sold for the treatment of AMD or Diabetic retinopathy.

(c)    In the event the Company decides to cease development of the Study Drug following conclusion of the Phase I/II Trial and the Investigator and the Company’s Clinical Trial Advisory Board have recommended the Study Drug for further advanced clinical trials based on the Phase I/II Trial results, the Company shall provide FFB with written notice of its intent within a reasonable period of time therefrom. FFB shall have ninty (90) days (“Option Period”) from receipt of such notice to initiate good faith negotiations with the Company for a non-exclusive license under the Company’s rights in the Study Drug, without right to sublicense, to research the use of the Study Drug to treat AMD through direct administration to the eye of a dose in the form of drops, gel, ointment or local ocular injection (“Option”); provided, however, in the event FFB provides written notice of its intent not to exercise the Option or upon expiration of the Option Period, the Company shall have no further obligation to FFB to negotiate; provided,further, in the event FFB initiates negotiations, the Company shall be under no obligation to enter into such an agreement with FFB and may terminate negotiations at any time.

11.    Term and Termination.

(a)    Term.    The term of this Agreement (the “Term”) shall begin on the date hereof and end one (1) year thereafter, unless extended or earlier terminated.

(b)    Breach.    In the event of a suspected breach of this Agreement by either party, the non-breaching party shall provide the breaching party with its written notice of such suspected breach (“Breach Notice”), and the breaching party shall have thirty (30) days to cure such breach (the “Cure Period”). In the event the breaching party is unable to cure the breach within the Cure Period and the parties do not mutually agree upon extending the Cure Period, the non-breaching party shall have the right to terminate this Agreement thirty (30) days after the breaching party’s receipt of the Breach Notice.

(c)    Upon termination or expiration of this Agreement, or upon the Company’s written request, FFB shall return to the Company or destroy (as requested by the Company) any Confidential Information.

(d)    In addition, this Agreement may be terminated by either party upon thirty (30) days advance written notice to the other party.

(e)    The provisions of Sections 1(c), 2, 4, 5, 6, 8, 9, 10, and 11(e) hereof shall survive termination or expiration of this Agreement.

12.    Independent Contractors; Use of Names.    The parties shall perform this Agreement in the capacity of independent contractors. Neither party, nor their respective employees, consultants or representatives, shall be considered employees or agents of the other party. Neither party may make any representations or commitments on the other party’s behalf, nor use the other party’s name or trademarks in any public disclosure, without the named party’s prior written consent.

13.    Assignment.    This Agreement may not be assigned or transferred without the prior written consent of both parties, which consent shall not be unreasonably withheld; provided, however, that upon written notice to FFB the Company may freely assign this Agreement to any person or entity who acquires all or substantially all of its business or assets of the Company.

14.    Entire Agreement; Amendment.    This Agreement is the entire agreement of the parties relating to the subject matter hereof. It may not be amended or modified except in a writing signed by both the Company and FFB.

15.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

16.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to its choice of law principles.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representatives as of the date written above.

OXiGENE, INC.		THE FOUNDATION FIGHTING BLINDNESS

By:	/s/ FREDERICK W. DRISCOLL	By:	/s/ RANDALL HOVE

	Authorized Representative Print name: Frederick W. Driscoll Title: President & CEO		Authorized Representative Print name: Randall Hove Title: Chief Operating Officer